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                                                                Exhibit 5.0
                                 [Letterhead]




JANET G. WITKOWSKI


                                  May 26, 1994



ALC Communications Corporation
30300 Telegraph Road, Suite 350
Bingham Farms, Michigan  48025-4510

Dear Sirs/Mesdames:

        We have acted as special counsel to ALC Communications Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 on the Form S-8 Registration Statement to which this opinion is an exhibit (the "Registration Statement") of 100,000 shares of the Company's Common Stock, par value $.01 per share, offered pursuant to the ALC Communications Corporation 1994 Non-Employee Director Stock Option Plan (the "Plan") and such additional number of shares as may be offered pursuant to the antidilution provisions of the Plan (the "Common Stock").

        In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete. Based upon and subject to the foregoing, it is our opinion that, when the Common Stock is sold, issued and delivered in accordance with the terms and conditions of the Plan, it will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                          JAFFE, RAITT, HEUER & WEISS
                            Professional Corporation


                            /s/ JANET G. WITKOWSKI
                               Janet G. Witkowski

/dmb